Exhibit 99.3
Our Company
We are a global medical device company focused on developing and commercializing clinically differentiated, cost efficient and minimally invasive treatments that engage and enhance the body’s natural healing process. We manage our business through two reporting segments, U.S. and International, which accounted for 90% and 10%, respectively, of our total net sales during the fiscal year ended December 31, 2021. Our portfolio of products is grouped into three verticals: Pain Treatments, Restorative Therapies and Surgical Solutions.
Pain Treatments
Our joint Pain Treatment products are non-surgical alternatives created to work with the body’s biological processes, providing a natural lubricant into the joint that relieve mild to moderate pain, improve mobility and help patients get back to their normal activities. The current portfolio consists of the following key products:
•    Durolane is an FDA approved single injection hyaluronate therapy for the symptomatic treatment of OA in the knee in patients who have failed to respond adequately to conservative non-pharmacological therapy and simple analgesics;
•    GELSYN-3 is an FDA approved, three injection HA viscosupplementation therapy indicated for the treatment of pain due to knee OA in patients who have failed to respond adequately to conservative non-pharmacologic therapy and simple analgesics;
•    SUPARTZ FX is an FDA-approved sterile and viscoelastic solution of HA that is administered as a five injection HA viscosupplementation therapy. It is indicated for the treatment of pain in patients with knee OA who failed to adequately respond to conservative nonpharmacological therapy and simple analgesics;
•    StimRouter peripheral nerve stimulator (PNS) system is a permanent, implantable option that provides relief for chronic peripheral pain including: nerve pain, neuroma, neuropathic pain, post-stroke shoulder pain and neuralgia. StimRouter is implanted during a minimally invasive outpatient procedure performed under local anesthetic and delivers gentle electrical pulses directly to target peripheral nerve pain at its source; and
•    Agili-C is the first FDA approved, cartilage repair technology designed for implantation into osteochondral defects in the knee for both non-OA and OA patients, potentially unlocking applications for millions of patients with knee OA and cartilage defects.
Restorative Therapies
Our Restorative Therapies product portfolio is comprised of an Ultrasonic bone healing system and skin allografts and products used to support healing of wounds. Our Restorative Therapies product portfolio is also comprised of Advanced Rehabilitation devices designed to help patients regain leg or hand function due to stroke, multiple sclerosis or other central nervous system disorders. The current portfolio consists of the following key products:
•    EXOGEN is an ultrasound bone healing system for the non-invasive treatment of established nonunion fractures and certain fresh fractures. EXOGEN has been sold commercially for over 25 years and is the only FDA-approved device on the market for the accelerated healing of fresh, closed posteriorly displaced distal fractures of the radius and fresh, closed or grade I open long bone fractures;

•    TheraSkin is a biologically active human skin allograft that has all of the relevant characteristics of human skin needed to heal wounds, including living cells, growth factors and a collagen matrix;
•    Therion is used as a cover and barrier for homologous use for wound care and surgical procedures. Therion is a dehydrated and terminally sterilized chorioamniotic allograft derived from human placental membrane and is an HCT/P;
•    TheraGenesis is a Bilayer Wound Matrix and Meshed Bilayer Wound Matrix consisting of a porcine collagen sponge layer and a silicone film layer that provides a scaffold for cellular invasion and capillary growth for management of wounds;
•    SonicOne Ultrasonic Cleansing and Debridement System is utilized for the removal of devitalized or necrotic tissue and fibrin deposits while sparing viable, surrounding cellular structures; and
•    L300 GO is a functional electrical stimulation that produces measurable mobility improvements for patients living with foot drop and thigh weakness.
Surgical Solutions
Our Surgical Solutions product portfolio is comprised of clinically efficacious and cost effective bone graft solutions to meet a broad range of patient needs and procedures. Bone grafting is a surgical procedure used to fuse spinal vertebrae, replace missing bones, fix bones that are damaged from trauma or problem joints, or to facilitate growing bones around an implanted device, such as a total knee replacement. Our products are designed to improve bone fusion rates following spinal and other orthopedic surgeries, including trauma and reconstructive foot and ankle procedures. Our portfolio is also comprised of minimally invasive surgical ultrasonic medical devices. These products are used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. The current portfolio consists of the following key products:
•    OSTEOAMP is an allograft-derived bone graft with growth factors used for orthopedic, neurosurgical and reconstructive bone grafting procedures. In 2021, we launched OSTEOAMP Flowable, which is designed to be moldable and easy to use, with a convenient, ready to use syringe;
•    SIGNAFUSE contains a synergistic combination of biomaterials that supports new bone formation which is indicated for standalone posterolateral spine, extremities and pelvis, as well as a bone graft extender in the posterolateral spine. SIGNAFUSE is made up of bioglass and a biphasic mineral (60% hydroxyapatite, 40% β-tricalcium phosphate) available in putty and strip formats;
•    INTERFACE is designed to facilitate a rapid biologic response that stimulates the bone healing process and is used for posterolateral spine when mixed with autograft, extremities and pelvis. INTERFACE’s patented particle technology is designed for enhanced bone graft performance through irregularly shaped synthetic bioglass granules that provide an osteoconductive scaffold for new osseous ingrowth and tissue generation;
•    CELLXTRACT is a bone marrow aspirate without dilution or centrifugation. CELLXTRACT is a single use cannula that extracts bone marrow and autologous cells;
•    BoneScalpel is a state of the art, ultrasonic bone cutting and sculpting system capable of enabling precise cuts with minimal necrosis, minimal burn artifact, minimal inflammation and minimal bone loss. The device is also capable of preserving surrounding soft tissue structures because of its ability to differentiate soft tissue from rigid bone; and
•    The SonaStar System provides powerful and precise aspiration following the ultrasonic ablation of soft tissue SonaStar has been used for a wide variety of surgical procedures applying both open and minimally invasive approaches, including neurosurgery and general surgery.
Sales and marketing
Our expansive direct sales and distribution channel across our product portfolio provides us with broad and differentiated customer reach and allows us to serve physicians spanning the orthopedic continuum, including sports medicine, total joint reconstruction, hand and upper extremities, foot and ankle, podiatric surgery, trauma, spine and neurosurgery. We believe our products or procedures using our products are widely reimbursed by both public and private health insurers and are sold in the physician’s office or clinic, ambulatory surgical centers (“ASCs”) and in the hospital setting in the United States and across approximately 65 countries, which drives demand for our products. Our sales team and distributors work directly with our physician customers on a frequent basis.
Manufacturing and supply
We manufacture and assemble our medical device products largely at our production facilities located in Cordova, TN, Farmingdale, NY, Valencia, CA and Hod Hasharon, Israel.
Some of our products and product components are manufactured exclusively by single-source third-party manufacturers, pursuant to multi-year supply agreements and may include minimum order volumes. We work closely with each of our manufacturing partners and provide them with a forecast, which enables them to better capacity plan and sequence their production efficiently.
Patents
As of December 31, 2021, we owned 45 issued U.S. patents and 12 pending U.S. patent applications relating to our material products. We also owned 75 issued foreign patents and 38 pending foreign patent applications directed to our material products.
Competitive strengths
We believe that we have several key strengths that provide us with a competitive advantage:
Broad customer reach and market access
We believe we have one of the largest sales organizations in the verticals in which we operate, including a direct sales team and distributors with a dedicated focus on Pain Treatments, Restorative Therapies and Surgical Solutions. We believe that our broad customer reach and market access are key factors contributing to our ability to increase our market share and grow faster than many of our competitors. Our sales organization has a performance culture built on serving our core orthopedic patient customers and delivering our products to a variety of physicians and care settings. We serve physicians spanning the orthopedic continuum, including sports medicine, total joint reconstruction, general orthopedic, pain, hand and upper extremities, podiatric, foot and ankle, trauma and spine. We believe we will continue to be well-positioned in the markets in which we operate given our strong foundation for reimbursement and customer access, coupled with a broad portfolio of clinically differentiated products.
Differentiated, market leading products across three verticals
We believe our portfolio of complementary, market leading products provide patients and physicians alike with greater flexibility in tailoring a treatment regime that best fits the patient’s needs and lifestyle. Our products are most often used to delay or replace the need for an elective surgical procedure and are focused on reaching patients early in their treatment paradigm. In 2021, approximately 75% of our $430.9 million in net sales were associated with non-elective procedures. We have the only complete one, three and five injection portfolio in the HA viscosupplementation market in the United States, which we believe gives patients the freedom of choice and appeals to the growing preference among providers to interact with a single vendor when accessing a complete portfolio of care. Our Exogen ultrasound bone healing system is the leader in the long bone stimulation market, offering shorter treatment times compared to competing treatments, superior non-union heal rates and a documented mechanism of action. The Exogen system also has a broad label for patient use, including established nonunions and fresh fractures to the tibia and radius. We also offer a comprehensive, clinically effective and cost efficient portfolio of bone graft substitutes (“BGS”) along with the Misonix BoneScalpel to meet a broad range of patient needs and minimally invasive spine surgery procedures. Our BGS products are designed to improve bone fusion rates and avoid the cost and risks associated with autograft following spinal fusion and other orthopedic surgeries and can be used in conjunction with numerous orthopedic fixations and spinal fusion implants.

Portfolio Differentiation

Key Product Market Share

Pain Treatments

- ✓ #2 HA provider
- ✓ Fastest growing HA participant
- ✓ Largest pure play orthopedics-focused company in the OA joint pain/preservation market
- ✓ Durolane provides greater economics and patient convenience
- ✓ Only complete portfolio of HA therapies

HA

Supartz
Gelsyn
Durolane
60%
40%
20%
0%
2018
2019
2020
2021

Restorative Therapies

- ✓ #1 market share in the bone growth stimulation market
- ✓ Exogen is the only device approved for nonunion and fresh fractures
- ✓ Bioness acquisition increases rehab facility penetration

Long Bone Stimulator

34%
15%
22%
29%
Bioventus
DJO Global
Orthofix
Zimmer Biomet

Surgical Solutions

- ✓ Fast growing participant in the bone graft substitutes market
- ✓ Highly complementary, hardware agnostic spine products will drive increased adoption and penetration
- ✓ OSTEOAMP and Misonix Bone Scalpel addresses minimally invasive spine surgery, the fastest growing area in spine

U.S. Bone Graft Substitute

5%
4%
3%
2%
1%
0%
2018
2019
2020
2021

Source: SmartTRAK Business Intelligence
Substantial body of peer reviewed clinical evidence
We believe that clinical evidence is critical to demonstrating efficacy, achieving reimbursement coverage and demonstrating the value of medical products. We have invested in building evidence and support for our key offerings and product portfolio. Clinical evidence is vital to physicians as they look to make decisions about which product would best serve their patients. The safety and efficacy of our key offerings within each of our three verticals has been demonstrated by numerous clinical studies, published peer review research and clinical publications. We believe that our significant body of clinical evidence creates a competitive barrier to entry given the time and investment required to amass the amount of published data we have and is an asset that would take years for a competitor to try to replicate.
Strong gross profit margins and free cash flow conversion
We believe that our strong gross profit margins and free cash flow conversion are reflective of the underlying strength, scale and sustainability of our business. The Company has generated Adjusted Gross Profit margins ranging from 78% to 80% from 2019 to 2021. Additionally, management continues to generate predictable and growing Adjusted EBITDA through its focus on growth strategies, cost saving initiatives and manufacturing efficiencies. As a result, the Company has produced cumulative Adjusted Free Cash Flow of $197.8 million from 2019 to 2021 given minimal capital expenditures and working capital needs of the business. See “—Key metrics and non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit and Adjusted Free Cash Flow” for a definition of Adjusted Free Cash Flow and a reconciliation of Adjusted Free Cash Flow to the most closely comparable financial measure calculated in accordance with GAAP. Management believes our strong Adjusted Free Cash Flow generation will enable us to meaningfully deleverage following the acquisition of CartiHeal.
Experienced management team with a track record of value creation
Our senior leadership team has been involved in growing large and mid-cap businesses, including through major acquisitions and integrations, public and private equity company sale transactions and strategic equity investments, as well as the development, approval and launch of new and transformative active healing products. Our team also has extensive operating experience with respect to active healing products, which includes designing clinical trials, working closely with regulatory agencies on identifying the appropriate path to market, successfully commercializing products, including securing managed care, payer or purchasing committee contracts and effectively managing our direct or distributor sales organizations.
More specifically, our CEO, Ken Reali, has over 25 years of experience in the medical device industry. Ken previously served as Senior Vice President and General Manager within the Biologics and Clinical Therapies business of Smith & Nephew from May 2005 to January 2010, a division which was later spun out to become Bioventus. He has significant experience in product development, global marketing, business development, commercialization and sales of medical devices.

Our business strategy
We intend to pursue the following strategies to continue to build a market-leading and customer-focused company centered on our three verticals, Pain Treatments, Restorative Therapies and Surgical Solutions and to continue to grow our net sales and Adjusted EBITDA while maintaining a healthy balance sheet:
Continue to expand market share in HA viscosupplementation - We intend to increase sales of our HA viscosupplementation therapies and to extend our market leadership in this category by building on our unique positioning as the only company to offer a one, three and five injection treatment regimen. We offer the highest molecular weight single injection product known as Durolane, which provides greater economics and patient convenience.
Introduce new pain treatment products as well as complementary products within sports medicine - We plan to expand our offering beyond HA viscosupplementation and nerve stimulation into sports medicine by building a comprehensive portfolio for pain and sports medicine treatments for launch over the next several years. Our acquisition of CartiHeal represents a compelling opportunity to expand our Pain Treatment product portfolio by offering a clinically superior technology that addresses a significant unmet need in the continuum of care for knee cartilage repair.
Further develop and commercialize our surgical solutions portfolio - We intend to grow our presence in the surgical solutions market and expand our reach into the operating room in both ASCs and hospitals. In the near-term, we plan to maintain and to selectively expand our profitable product lines by adding to our U.S. distributor base in an effort to reach significantly under-penetrated markets. The acquisition of Misonix, and particularly the BoneScalpel product, further extends and expands the breadth and depth of our Surgical Solutions product portfolio across the hospital and ASC settings. Over time, we intend to launch product line enhancements and invest in the development of next-generation surgical solution therapies to continue to grow our market share.
Expand indications for use for our Exogen system - We are focused on generating incremental clinical data and peer-reviewed publications to expand our indications and continue to grow our market leading share. We are currently underway with the B.O.N.E.S. clinical studies, which are aimed at generating data to support label expansion in additional bone types and expanded reimbursement for the treatment of fresh fractures in patients at risk of nonunion due to certain comorbidities, such as diabetes or obesity.
Invest in research and development - We are focused on internal research and development to broaden our portfolio of Pain Treatments, Restorative Therapies and Surgical Solutions. We rely on a team of highly trained individuals to develop new products, conduct clinical investigations and help educate health care providers using our products. We collaborate with academic centers of excellence, leading contract research organizations and other industry groups to complement and expedite execution of our research and development programs and minimize fixed costs.
Enhance margins and improve operating efficiencies - We will continue to focus on realizing up to approximately $22.5 million of estimated synergies from our recent acquisitions and fully integrating Misonix by year-end 2023. From an operating standpoint, our Memphis facilities are targeting doubling current operations in order to realize manufacturing efficiencies which will further grow our Adjusted Gross Margin. Management will continue to be focused on implementing operational efficiencies across legacy and recently acquired businesses. Our new Chief Financial Officer, Mark Singleton, was brought onto the team to drive operating margin improvements given his experience in doing so at Teleflex and Lenovo.
Utilize our significant free cash flow to reduce leverage - We intend to utilize our free cash flow to reduce our level of indebtedness, and we are committed to maintaining high margins, modest capital expenditures and minimal working capital needs, which have resulted in consistent and strong free cash flow generation. As a result, we are committed to maintaining a conservative and well-balanced capital structure. We have identified a deleveraging strategy to meet our stated total net leverage target of 3.0x to 4.0x Adjusted EBITDA. We define total net leverage as the ratio of total funded debt less cash and cash equivalents to Adjusted EBITDA. Our management team is highly focused on deleveraging, and we do not intend to pursue sizable M&A or investment opportunities or engage in material share buybacks or dividends until we have reduced our level of indebtedness.
Recent acquisitions
Acquisition of Misonix
On October 29, 2021, we acquired Misonix, Inc. (“Misonix”) in a cash-and-stock transaction (the “Misonix Acquisition”). Misonix manufactures minimally invasive surgical ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors, and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. Misonix also exclusively distributes skin allografts and wound care products used to support healing of wounds.
We strive to have Misonix proprietary procedural solutions become the standard of care and enhance patient outcomes throughout the world. We intend to accomplish this, in part, by utilizing Misonix surgical ultrasonic technology in an effort to improve patient outcomes in neurosurgery, orthopaedic surgery, general surgery, plastic surgery and wound care. These devices primarily serve the following clinical specialties: neurosurgery, orthopaedic surgery, general surgery, plastic surgery, wound care and maxillo-facial surgery.

At the closing of the Misonix Acquisition, we provided merger consideration totaling $525.3 million, including cash of $183.0 million and the issuance of 18,340,790 shares of our Class A common stock and the assumption or settlement of Misonix stock options having a value of $27.6 million. The remaining consideration consisted of Misonix debt and other liabilities that benefited the seller which we repaid in full. The acquisition includes the entire portfolio of Misonix products as well as its research and development pipeline. The cash consideration was funded through taking on additional debt as well as the use of cash on hand.
Acquisition of Bioness
On March 30, 2021, we acquired Bioness, Inc. (“Bioness”) in a cash transaction (the “Bioness Acquisition”). Bioness is a global leader in neuromodulation and advanced rehabilitation medical devices through its innovative peripheral nerve stimulator (“PNS”) therapy and premium advanced rehabilitation solutions. The Bioness Acquisition gives us access into two large and growing markets: PNS and the advanced rehabilitation market. We estimate Bioness medical devices address total global market opportunities approaching $8 billion per year. We believe both of these markets offer attractive growth opportunities driven by demographic trends and the need for safe and effective treatment options for the many patients suffering from post-surgical pain, stroke, multiple sclerosis, traumatic brain injury, spinal cord injury and cerebral palsy.
Bioness advanced rehabilitation solutions have a broad portfolio of offerings, including proprietary electrical stimulation exoskeletal devices for both the upper and lower extremities, robotic gait and fall safety systems, and high-tech, interactive software learning and recovery assessment platforms. These products play an essential role in helping patients regain mobility due to stroke, traumatic brain injury, multiple sclerosis and osteoarthritis, and are used by physical or occupational therapists in a clinical setting or by the patient at home, with the guidance of a clinician through telemedicine. Bioness PNS Systems are designed to help patients suffering from pain after surgery on an extremity, which affects over 16 million patients each year globally.
As consideration for the Bioness Acquisition, we paid $48.9 million in cash at closing and we expect to pay an additional $15.5 million of contingent consideration related to the achievement of certain key milestones. The acquisition included the entire portfolio of Bioness products as well as its research and development pipeline. The up-front consideration was funded exclusively through the use of cash on hand.
Recent developments
Acquisition of CartiHeal
On July 15, 2020, Bioventus entered into an Option and Equity Purchase Agreement (the “CartiHeal Option Agreement”) with CartiHeal (2009) Ltd. (“CartiHeal”), certain of CartiHeal’s shareholders (collectively, the “Sellers”) and Elron Electronic Industries Ltd., as the Securityholder Representative, and made a $15.0 million equity investment in CartiHeal, a privately held company headquartered in Israel and the developer of the proprietary Agili-C™ implant for the treatment of joint surface lesions in traumatic and osteoarthritic joints. The CartiHeal Option Agreement provides Bioventus with an exclusive option to acquire 100% of CartiHeal’s shares under certain conditions (the “Call Option”), and provides CartiHeal with a put option that would require us to purchase 100% of CartiHeal’s shares under certain conditions (the “Put Option”).
CartiHeal submitted the non-clinical module of a Premarket Approval Application (“PMA”) in January 2021 and submitted the final, clinical module of a Modular PMA in August 2021, seeking FDA approval. On August 2, 2021, CartiHeal provided us the required evidence of the Agili-C device clinical trial’s success demonstrating the superiority of the Agili-C implant over the surgical standard of care, including microfracture and debridement, for the treatment of cartilage or osteochondral defects, in both osteoarthritic knees and knees without degenerative changes. Thereafter, on August 27, 2021, our board of directors, after our review of the statistical report for CartiHeal’s pivotal clinical trial and determination that the results of the statistical report indicated a Pivotal Clinical Trial Success (as contemplated by the CartiHeal Option Agreement), approved our continued pursuit of a potential acquisition of CartiHeal. Bioventus thereafter deposited $50.0 million in escrow in accordance with the terms of the CartiHeal Option Agreement (the “CartiHeal Purchase Price Deposit”).
On March 30, 2022, CartiHeal provided us with the required notice of its achievement of FDA approval of the Agili-C device and CartiHeal’s achievement of the Regulatory Approval Milestone pursuant to the CartiHeal Option Agreement (the “Pre-Closing Milestone Notice”). Following receipt of the Pre-Closing Milestone Notice, on April 4, 2022, we confirmed in writing to CartiHeal our agreement that FDA approval had been obtained (the “Achievement Response Notice”).
Also on April 4, 2022, we delivered to CartiHeal appropriate and timely notice of our intention to exercise the Call Option (the “Call Option Exercise Notice”) and acquire all of the remaining shares of CartiHeal, excluding those we already own, for a base purchase price of $314.9 million, inclusive of the CartiHeal Purchase Price Deposit (the “CartiHeal Acquisition”). Subject to satisfaction or waiver of the conditions set forth in the CartiHeal Option Agreement, we expect to close the CartiHeal Acquisition in the second quarter of 2022. Pursuant to the CartiHeal Option Agreement, up to an additional approximately $135.0 million could become payable by us after the closing of the CartiHeal Acquisition if we recognize certain revenues as a result of the CartiHeal Acquisition in excess of $100.0 million over any consecutive 12-calendar month period.
Bioventus and the Sellers have agreed to customary representations, warranties and covenants in the CartiHeal Option Agreement. CartiHeal and the Sellers have also agreed to various covenants related to the conduct of CartiHeal’s business during the pendency of the CartiHeal Acquisition, including, among others, an agreement to conduct and operate its business in the ordinary course consistent with past practice during the period prior to the closing of the CartiHeal Acquisition, subject to certain exceptions.

The completion of the CartiHeal Acquisition is subject to the satisfaction or waiver of closing conditions, including, among others, (i) that all requirements, filings, approvals or waiting periods under applicable antitrust laws be satisfied, made, obtained or expired and (ii) the satisfaction of other customary closing conditions under the CartiHeal Option Agreement. The CartiHeal Option Agreement may be terminated by Bioventus, on the one hand, or CartiHeal, on the other hand, under certain circumstances, including if the CartiHeal Acquisition is not consummated by the End Date.
In connection with the entry into the CartiHeal Option Agreement, Bioventus entered into agreements with certain Sellers containing, among other things, non-competition and non-solicitation provisions. Additionally, pursuant to the terms of the CartiHeal Option Agreement, at closing of the CartiHeal Acquisition, Bioventus will enter into a Transition Services Agreement with an entity affiliated with the Sellers, pursuant to which, among other things, Bioventus will obtain the benefit of certain transitional services related to the current conduct of CartiHeal’s business.
The representations, warranties and covenants contained in the CartiHeal Option Agreement were made only for purposes of the CartiHeal Option Agreement and as of specific dates, that were made solely for the benefit of the parties to the CartiHeal Option Agreement, may be subject to limitations agreed upon by the parties and qualified by disclosures not reflected in the text of the CartiHeal Option Agreement, and are not intended to provide factual, business or financial information about the parties.
For purposes of this summary, references to the “Transactions” are to the consummation of the CartiHeal Acquisition and the new debt financing and the use of proceeds therefrom, including the payment of fees and expenses related thereto.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following table sets forth summary consolidated financial data as of and for the periods and dates indicated below. The summary consolidated financial data as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, are derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included in our periodic reports filed with the Securities and Exchange Commission.
The summary unaudited pro forma condensed combined financial information of Bioventus set forth below for the year ended December 31, 2021 gives effect to the Misonix Acquisition as if it had been completed on January 1, 2021 and the new debt financing.
You should read the information below along with all other financial information and analysis presented in “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included in our periodic reports filed with the Securities and Exchange Commission.

	Pro Forma	Historical
	Year ended December 31,
	2021	2021	2020	2019
	(in thousands)
Consolidated statements of operations data:
Net sales(1)	$495,672	$430,898	$321,161	$340,141
Cost of sales (including depreciation and amortization of $26,471, $21,169 and $22,399 for the years ended December 31 2021, 2020 and 2019, respectively, and $37,409 for the year ended December 31, 2021 on a pro forma basis)	161,628	128,192	87,642	90,935
Gross profit	334,044	302,706	233,519	249,206
Selling, general and administrative expense	305,527	254,253	193,078	198,475
Research and development expense	23,015	19,039	11,202	11,055
Change in fair value of contingent consideration	829	829	—	—
Restructuring costs	2,487	2,487	563	575
Depreciation and amortization	11,679	8,363	7,439	7,908
Impairment of variable interest entity assets	5,674	5,674	—	—
Operating (loss) income	(15,167)	12,061	21,237	31,193
Interest expense	47,767	1,112	9,751	21,579
Other expense (income)	3,102	3,329	(4,428)	(75)
Other expense	50,869	4,441	5,323	21,504
(Loss) income from continuing operations before income taxes	(66,036)	7,620	15,914	9,689
Income tax (benefit) expense	(13,094)	(1,966)	1,192	1,576
Net (loss) income from continuing operations	(52,942)	9,586	14,722	8,113
Loss from discontinued operations, net of tax	—	—	—	1,815
Net (loss) income	(52,942)	9,586	14,722	6,298
Loss attributable to noncontrolling interest	24,389	9,789	1,689	553
Net (loss) income attributable to Bioventus Inc.	$(28,554)	$19,375	$16,411	$6,851

Net (loss) income	$(52,942)	$9,586	$14,722	$6,298
Other comprehensive income (loss), net of tax
Change in prior service cost and unrecognized gain (loss) for defined benefit plan adjustment	60	60	(54)	(78)
Change in foreign currency translation adjustments	(1,318)	(1,318)	2,126	(322)
Comprehensive (loss) income	(54,200)	8,328	16,794	5,898
Comprehensive loss attributable to noncontrolling interest	24,389	9,789	1,689	553
Comprehensive income attributable to Bioventus Inc.	$(29,811)	$18,117	$18,483	$6,451
(1)    Pro forma net sales does not give effect to approximately $9.5 million of pre-acquisition revenue generated by Bioness prior to the closing of our acquisition of Bioness on March 30, 2021.

	As of December 31,
	2021	2020
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$43,933	$86,839
Property and equipment, net	22,985	6,879
Total current assets	263,103	211,794
Long-term debt, less current portion	339,644	173,378
Total stockholders’ and members equity	533,789	144,160

	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Consolidated cash flow data:
Net cash from operating activities	$22,991	$71,799	$40,713
Net cash from investing activities(1)	(283,760)	(20,500)	(7,912)
Net cash from financing activities	273,371	(29,569)	(10,951)
Effect of exchange rate changes on cash	(228)	589	(104)
Net change in cash, cash equivalents and restricted cash	$12,374	$22,319	$21,746

(1)    Net cash from investing activities includes capital expenditures of approximately $7.4 million, $4.1 million, and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021
(dollars in thousands, except for ratios)
Pro forma and as adjusted financial data(1) :
Total debt	$360,750
Pro forma total debt(2)	643,268
Total net debt(3)	316,817
Pro forma total net debt(4)	599,335
Total secured debt	360,750
Pro forma secured debt(5)	228,268
Total net secured debt(6)	316,817
Pro forma net secured debt(7)	184,335
Ratio of total debt to Acquisition Adjusted EBITDA(8)(9)	3.8x
Ratio of pro forma total debt to Acquisition Adjusted EBITDA(2)(8)(10)	6.9x
Ratio of total net debt to Acquisition Adjusted EBITDA(3)(8)(11)	3.4x
Ratio of pro forma total net debt to Acquisition Adjusted EBITDA(4)(8)(12)	6.4x
Ratio of total secured debt to Acquisition Adjusted EBITDA(8)(13)	3.8x
Ratio of pro forma secured debt to Acquisition Adjusted EBITDA(5)(8)(14)	2.4x
Ratio of total net secured debt to Acquisition Adjusted EBITDA(6)(8)(15)	3.4x
Ratio of pro forma net secured debt to Acquisition Adjusted EBITDA(7)(8)(16)	2.0x
(1)    Balance sheet data is shown as adjusted to give effect to the Transactions. Debt amounts reflect the aggregate principal amounts outstanding without giving effect to unamortized debt issuance costs, and exclude expected finance lease obligations related to future maturities of a lease entered into during November 2021 in which the Company agreed to lease a facility to expand its manufacturing operations and relocate from its current leased facilities in Memphis, Tennessee. Expected payments (in thousands) of the Memphis lease are as follows for the next five years beginning in July 2022 and thereafter: $769, $1,554, $1,585, $1,617, $1,649 and $9,671.
(2)    Pro forma total debt represents total debt as adjusted to give effect to the Transactions.

(3)    Total net debt represents total debt less unrestricted cash and cash equivalents.
(4)    Pro forma total net debt represents pro forma total debt less unrestricted cash and cash equivalents.
(5)    Pro forma secured debt represents total secured debt as adjusted to give effect to the Transactions.
(6)    Total net secured debt represents total secured debt less unrestricted cash and cash equivalents.
(7)    Pro forma net secured debt represents pro forma secured debt less unrestricted cash and cash equivalents
(8)    See “—Key metrics and non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit and Adjusted Free Cash Flow” for the definitions of Adjusted EBITDA and Acquisition Adjusted EBITDA and a reconciliation of Adjusted EBITDA and Acquisition Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.
(9)    The ratio of total debt to Acquisition Adjusted EBITDA is determined by dividing (a) total debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(10)    Ratio of pro forma total debt to Acquisition Adjusted EBITDA is determined by dividing (a) pro forma total debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(11)    The ratio of total net debt to Acquisition Adjusted EBITDA is determined by dividing (a) total net debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(12)    The ratio of pro forma total net debt to Acquisition Adjusted EBITDA is determined by dividing (a) pro forma  total net debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(13)    The ratio of total secured debt to Acquisition Adjusted EBITDA is determined by dividing (a) total secured debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(14)    The ratio of pro forma secured debt to Acquisition Adjusted EBITDA is determined by dividing (a) pro forma secured debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(15)    The ratio of total net secured debt to Acquisition Adjusted EBITDA is determined by dividing (a) total net secured debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
(16)    The ratio of pro forma net secured debt to Acquisition Adjusted EBITDA is determined by dividing (a) pro forma net secured debt as of December 31, 2021 by (b) Acquisition Adjusted EBITDA for the year ended December 31, 2021.
Key metrics and non-GAAP financial measures
We monitor the following unaudited key metrics and financial measures, some of which are not calculated in accordance with GAAP to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions.

	Pro Forma	Historical
	Years Ended December 31,
	2021	2021	2020	2019
		(dollars in thousands)
Adjusted EBITDA	$74,367	$80,759	$72,443	$79,188
Adjusted EBITDA Margin	15.0%	18.7%	22.6%	23.3%
Acquisition Adjusted EBITDA	93,867
Acquisition Adjusted EBITDA Margin	18.9%
Adjusted Gross Profit		334,087	254,688	271,605
Adjusted Gross Profit Margin		77.5%	79.3%	79.9%
Adjusted Free Cash Flow		48,939	87,111	61,782

Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Profit Margin and Adjusted Free Cash Flow
We define Adjusted EBITDA as net income (loss) from continuing operations before depreciation and amortization, provision of income taxes and interest expense (income), adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include acquisition related costs, restructuring and succession charges, impairments related to variable interest entity, equity compensation, COVID-19 benefits, net, equity loss in unconsolidated investments, foreign currency impact and other costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by pro forma net sales (which gives effect to the Misonix Acquisition but does not give effect to approximately $9.5 million of pre-acquisition revenue generated by Bioness prior to the closing of our acquisition of Bioness on March 30, 2021). We define Acquisition Adjusted EBITDA for the year ended December 31, 2021 as Adjusted EBITDA, giving pro forma effect to our acquisition of Misonix and as further adjusted to give effect to management estimates of cost synergies relating to the Misonix Acquisition, management estimates of estimated annual run-rate cost savings relating to the Bioness Acquisition and the estimated Adjusted EBITDA impact of the CartiHeal Acquisition. We define Acquisition Adjusted EBITDA Margin as Acquisition Adjusted EBITDA divided by pro forma net sales (which gives effect to the Misonix Acquisition but does not give effect to approximately $9.5 million of pre-acquisition revenue generated by Bioness prior to the closing of our acquisition of Bioness on March 30, 2021). There can be no assurance that we will be able to achieve these transaction synergies. We define Adjusted Gross Profit as revenue minus cost of sales plus depreciation and amortization costs and acquisition costs reported in cost of sales. We define Adjusted Gross Profit Margin as the ratio of gross profit as presented on our statement of operations, adjusted for depreciation and amortization and acquisition and related costs, to net sales. We define Adjusted Free Cash Flow as net cash provided by operating activities from continuing operations as presented on our consolidated statement of cash flow plus interest expense as presented on our consolidated statement of operations less purchases of property and equipment and other on our consolidated statement of cash flow and certain one-time and non-recurring items.
Our Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Profit Margin and Adjusted Free Cash Flow are not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. We present Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit Margin because we believe each is a useful indicator that management uses as a measure of operating performance as well as for planning purposes, including the preparation of our annual operating budget and financial projections. We believe that Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit Margin are useful to our investors because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We believe that the inclusion of certain adjustments in presenting Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit and Adjusted Gross Profit Margin is appropriate to provide additional information to investors because Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit and Adjusted Gross Profit Margin exclude certain items that we believe are not indicative of our core operating performance and that are not excluded in the calculation of EBITDA. Adjusted EBITDA and Acquisition Adjusted EBITDA are also similar to the measures used under the debt covenants included in our credit facilities. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Acquisition Adjusted EBITDA, Acquisition Adjusted EBITDA Margin, Adjusted Gross Profit and Adjusted Gross Profit Margin provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making. We present Adjusted Free Cash Flow because we believe this metric is a useful indicator to understand and evaluate our liquidity and to generate future operating plans. You should consider Adjusted Free Cash Flow alongside our other GAAP-based financial performance measures, such as cash provided by operating activities from continuing operations, and our other GAAP financial results. Our non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Non-GAAP financial measures may not provide information directly comparable to measures provided by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently. In addition, the non-GAAP financial measures exclude certain recurring expenses that have been and will continue to be significant expenses of our business.

The following table sets forth a reconciliation of our net (loss) income to Adjusted EBITDA:

	Pro Forma	Historical
	Years Ended December 31,
	2021	2021	2020	2019
	(in thousands)
Net (loss) income	$(52,942)	$9,586	$14,722	$8,133
Income tax (benefit) expense	(13,094)	(1,966)	1,192	1,576
Interest expense	47,767	1,112	9,751	21,579
Depreciation and amortization(a)	56,449	34,875	28,643	30,316
Acquisition and related costs(b)	9,070	21,978	—	—
Restructuring and succession charges(c)	3,717	3,717	6,172	575
Impairments related to variable interest entity(d)	7,043	7,043	—	—
Equity compensation(e)	7,431	(4,512)	10,103	10,844
COVID-19 benefits, net(f)	—	—	(4,123)	—
Equity loss in unconsolidated investments(g)	1,868	1,868	467	—
Foreign currency impact(h)	132	132	(117)	8
Other items(i)	6,926	6,926	5,633	6,177
Adjusted EBITDA	$74,367	$80,759	$72,443	$79,188
Adjusted EBITDA Margin	15.0%	18.7%	22.6%	23.3%
Acquisition synergies(j)	22,500
CartiHeal acquisition adjustments(k)	(3,000)
Acquisition Adjusted EBITDA	$93,867
Acquisition Adjusted EBITDA Margin(l)	18.9%

(a)    Actual results include depreciation and amortization of $26,471, $21,169 and $22,399 in cost of sales and $37,409 on a pro forma basis, and $8,363, $7,439 and $7,908 in operating expenses, with the balance in research and development, presented in the consolidated statements of operations and comprehensive income.
(b)    Actual results include acquisition and integration costs related to completed acquisitions, amortization of inventory step-up associated with acquired entities, and changes in fair value of contingent consideration.
(c)    Costs incurred during 2021 were the result of adopting acquisition related restructuring plans to reduce headcount, reorganize management structure, consolidate certain facilities, and costs related to executive transitions. Costs incurred during 2020 related to a shift from direct to an indirect distribution model in our International business to improve performance. Various international subsidiaries were dissolved and/or merged into other Bioventus entities.
(d)    Represents loss on impairment of Harbor’s long-lived assets and the Company’s investment in Harbor.
(e)    The year ended December 31, 2021 includes compensation expense resulting from awards granted under the Company’s equity based compensation plans in effect after its IPO. These expenses were entirely offset and resulted in income due to the change in fair market value of the Bioventus Phantom Profits Interest Plan (Phantom Plan) accrued liability due to expected pricing with our IPO. The year ended December 31, 2020 includes compensation expense resulting from the Bioventus management incentive plan and Phantom Plan as well as the change in fair market value of the associated liability due to the impact of the COVID-19 pandemic on our business.
(f)    Includes income resulting from the CARES Act offset by additional cleaning and disinfecting expenses and contract termination fees for canceled events.
(g)    Includes CartiHeal equity investment losses.
(h)    Includes realized and unrealized gains and losses from fluctuations in foreign currency.
(i)    Other items primarily includes charges associated with strategic transactions, such as potential acquisitions, debt retirement and modification costs and public company preparation costs, which primarily includes accounting and legal fees.
(j)    Represents management estimates of the realization of up to approximately $18.0 million in unrealized cost synergies relating to the Misonix Acquisition and up to approximately $4.5 of run-rate cost savings in connection with the Bioness Acquisition.
(k)    Represents management estimates of the run-rate Adjusted EBITDA impact of the CartiHeal Acquisition during the first full fiscal year following the date of acquisition (fiscal year 2023), as if the CartiHeal Acquisition had occurred on January 1, 2021.
(l)    Gives effect to the Misonix Acquisition but does not give effect to approximately $9.5 million of pre-acquisition revenue generated by Bioness prior to the closing of our acquisition of Bioness on March 30, 2021.

The following table sets forth a reconciliation of gross profit to Adjusted Gross Profit:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Gross profit	$302,706	$233,519	$249,206
Depreciation and amortization included in cost of goods sold	26,471	21,169	22,399
Acquisition costs in costs of goods sold	4,910	—	—
Adjusted Gross Profit	$334,087	$254,688	$271,605
Adjusted Gross Profit Margin(a)	77.5%	79.3%	79.9%

(a)    Gives effect to the Misonix Acquisition but does not give effect to approximately $9.5 million of pre-acquisition revenue generated by Bioness prior to the closing of our acquisition of Bioness on March 30, 2021.
The following table sets forth a reconciliation of net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net cash from operating activities—continuing operations	$22,991	$72,199	$42,545
Purchase of property and equipment	(7,370)	(4,093)	(2,342)
Interest expense	1,112	9,751	21,579
Free Cash Flow	16,733	77,857	61,782
Cash payments to former CEO for redemption of equity awards(a)	10,802	9,254	—
Acquisition and related costs(b)	16,239	—	—
Redemption of equity participation unit(c)	3,327	—	—
IPO related expenses(d)	1,838	—	—
Adjusted Free Cash Flow	$48,939	$87,111	$61,782

(a)    Cash payments to former CEO for redemption of equity awards represents payment to the Company’s former CEO subsequent to his retirement pursuant to the Company’s equity incentive plans.
(b)    Acquisition and related costs represents costs incurred in connection with the acquisition and integration of Bioness and Misonix.
(c)    Redemption of equity participation unit represents a one-time redemption payment made to the Continuing LLC Owner (as defined herein) in connection with the Company’s initial public offering.
(d)    IPO-related expenses represents accounting, legal, consulting and tax advisory services costs in connection with the Company’s initial public offering.